August 2, 2004

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
Attn: David J. Kayner, General Counsel

Re: Termination and release of that certain Put Agreement dated September 4, 2003 (“Put Agreement”) made by Inland Real Estate Corporation (“IREC”) in favor of Fleet National Bank, as administrative agent under that certain $35 Million Revolving Line of Credit entered into between Inland Real Estate Investment Corporation, Fleet National Bank, as administrative agent (“Fleet”) and the other lenders a party thereto (the “Lenders”), dated September 4, 2003 (“Credit Agreement”).

Dear Mr. Kayner:

Bank of America, N. A. (“BofA”) is successor in interest to Fleet under the Credit Agreement as Administrative Agent and as the sole Lender thereunder. The Credit Agreement shall, immediately following the effectiveness hereof, be amended and restated by the parties thereto and the Put Agreement will no longer be required in connection with the Credit Agreement.

This letter serves to state and confirm: (i) that no Put Conditions, as defined in the Put Agreement, were met prior to or as of the date of this termination and release, (ii) that neither Fleet nor BofA at any time exercised any of their rights under the Put Agreement and that no Put Notice, as defined in the Put Agreement, was issued or given to IREC and (iii) the provisions of Section 6, Termination, of the Put Agreement notwithstanding, the Put Agreement is hereby fully and finally terminated and of no further force or effect and IREC is fully and completely released and discharged from all liability thereunder to Fleet, BofA, the Lenders and all of their respective predecessors, successors and assigns.

BofA further represents and warrants that (a) BofA is, as of the date of the effectiveness hereof, the Administrative Agent and sole Lender under the Credit Agreement, (b) this letter is hereby executed by it both in its capacity as Administrative Agent and as the sole Lender and (c) this letter is, as a result of the execution hereof by the Administrative Agent and each of the Lenders under the Credit Agreement, effective in fully and finally releasing and terminating the Put Agreement.

BofA understands and acknowledges that this letter, the statements herein made and the termination of the Put Agreement and the release of IREC from all liability under the Put Agreement herein given, may be relied upon by IREC, its successors and assigns, its auditors, investors, lenders and governmental and regulatory authorities, including without limitation, the Securities and Exchange Commission and the New York Stock Exchange, and that the content of and copies of this letter may be disclosed and released to IREC”s auditors, investors, lenders and governmental and regulatory authorities, including without limitation, the Securities and Exchange Commission and the New York Stock Exchange, as IREC in its judgment deems necessary or desirable.

This letter and the release and termination of the Put Agreement shall be effective upon BofA’s execution, delivery and release hereof to IREC; provided, that such delivery and release may be effected through the electronic delivery of an executed version hereof.

Cordially,

BANK OF AMERICA, N.A., both in its capacity as
Administrative Agent and in its capacity as the sole
Lender under the Credit Agreement

/s/ SUSAN VERCAUTEREN

By: Susan Vercauteren
Title: Senior Vice President